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                                                                    EXHIBIT 99.4

                        [GENERAL DYNAMICS LETTERHEAD]

GENERAL DYNAMICS COMPLETES ACQUISITION
OF GULFSTREAM AEROSPACE CORPORATION

SHAREHOLDERS OVERWHELMINGLY APPROVE MERGER

FALLS CHURCH, VA - General Dynamics (NYSE: GD) and Gulfstream Aerospace Corporation (NYSE: GAC) announced today that they have completed the merger of their two companies. The transaction creates a company of 38,000 employees and estimated 1999 sales of $8.2 billion, with leading market positions in business aviation, land and amphibious combat systems, shipbuilding and marine systems, and information systems.

      Shareholders of both companies voted overwhelmingly in favor of the transaction at separate meetings held this morning in New York and Falls Church, Virginia. The two companies had announced on May 17, 1999, their agreement for General Dynamics to acquire Gulfstream in a one-for-one stock swap. The value of the transaction is approximately $4.8 billion, based on General Dynamics' July 29, 1999, closing price of $66.125 per share. Gulfstream's final day of trading is today; it closed yesterday at $66.125 per share. General Dynamics expects to issue approximately 72.2 million shares of stock to complete the transaction.

      Gulfstream, a leading designer, developer, manufacturer and marketer of large cabin and ultra-long range business aircraft, is now a wholly owned subsidiary of General Dynamics. It will retain its name and will continue to be based in Savannah, Georgia. No major changes are planned for existing management, work force, operations or facilities.

      "This is a great deal for the shareholders of both companies, and we're proud to welcome Gulfstream to General Dynamics," said Nicholas
D. Chabraja, General Dynamics chairman and

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GENERAL DYNAMICS

chief executive officer. "The transaction is immediately and strongly accretive to General Dynamics' earnings and cash flow. Gulfstream is a solid and well-run business, and an excellent strategic fit. Quite simply, Gulfstream makes the best business aircraft in the world - and we believe that it will reach its full potential for significant growth as part of this company. Together, we will leverage our complementary technical, manufacturing and marketing expertise to continue to deliver outstanding financial performance in the years to come."

      Beginning in the third quarter, Gulfstream will record financial results as General Dynamics' fourth major business group, to be called Aerospace. The other three groups are Marine Systems, Combat Systems, and Information Systems and Technology. Gulfstream had 1998 revenues of $2.4 billion and earnings of $225.3 million; it ended the second quarter of 1999 with a $3.9 billion backlog of 122 aircraft. General Dynamics had 1998 sales of $5 billion and earnings of $542 million; it ended the second quarter of 1999 with a total backlog of $14.1 billion.

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